August 2, 2007

L-1 Identity Solutions, Inc.
177 Broad Street
Stamford, Connecticut 06901

Ladies and Gentlemen:

We have acted as counsel to L-1 Identity Solutions, Inc., a Delaware corporation (the ‘‘Company’’), in connection with the preparation and filing with the Securities and Exchange Commission (the ‘‘Commission’’) of the Company’s Registration Statement on Form S-3 (the ‘‘Registration Statement’’), under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), relating to the resale by the holders thereof of (i) up to $175,000,000 aggregate principal amount of the Company’s 3.75% Convertible Senior Notes due May 15, 2027 (the ‘‘Notes’’) and (ii) the shares (the ‘‘Conversion Shares’’ and, together with the Notes, the ‘‘Securities’’) of common stock, par value $0.001 of the Company (the ‘‘Common Stock’’) issuable upon conversion of the Notes.

The Notes were issued pursuant to an indenture, dated as of May 17, 2007 (the ‘‘Indenture’’), between the Company and The Bank of New York, as trustee. Under the Registration Statement, the Securities may be offered on a continued or delayed basis pursuant to the provisions of Rule 415 of the Securities Act by the selling securityholders named in the Registration Statement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (A) the Certificate of Incorporation of the Company, as amended; (B) the Registration Statement; (C) the prospectus contained within the Registration Statement; (D) the Indenture and the Notes; and (E) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

August 1, 2007

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that (a) the Notes constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Indenture and (b) when issued upon conversion of the Notes in accordance with the terms of the Indenture, the Conversion Shares will be duly authorized, validly issued, fully paid and nonassessable.

The opinions expressed above with respect to enforceability are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought considered in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption ‘‘Legal Matters’’ in the prospectus which is a part of the Registration Statement.

Very truly yours,
/s/ Weil, Gotshal & Manges LLP